                                                                     EXHIBIT 3.1


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                                US UNWIRED INC.

                           *          *          *

                                   ARTICLE I
                                 NAME; DURATION

         The name of the Corporation is:

                                US Unwired Inc.

Its duration is perpetual.

                                   ARTICLE II
                                    PURPOSE

         The purpose of the Corporation is to engage in any lawful activity for which corporations may be formed under the Louisiana Business Corporation Law ("LBCL").

                                  ARTICLE III
                       CAPITAL STOCK:  GENERAL PROVISIONS

         A. Authorized Stock. The Corporation has the authority to issue two hundred million shares of capital stock, of which one hundred million are shares of Class A Common Stock, par value $.01 per share, sixty million are shares of Class B Common Stock, par value $.01 per share, and forty million are shares of preferred stock having no par value.

         B. Common Stock. Except as otherwise expressly provided in these Articles or as may be required by the LBCL notwithstanding the provisions of these Articles, the Class A Common Stock and Class B Common Stock have equivalent rights.

         C. Preferred Stock. The preferred stock may be issued from time to time in one or more series. The Board of Directors has authority to amend the Articles from time to time to fix the preferences, limitations and relative rights of any series of preferred stock, and to establish, and fix variations in relative rights as between or among, series of preferred stock. The
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preferences, limitations, and relative rights so established may be amended from time to time by the Board of Directors, subject only to any approval of the holders of any series of preferred stock that may be required by these Articles or by the LBCL notwithstanding the provisions of these Articles.

         D.      Voting Rights.

                 (1) Preferred stock shall have such voting rights as are required by the LBCL and such as may be conferred by these Articles.

                 (2) Except as otherwise provided by these Articles or as may be required by the LBCL notwithstanding the provisions of these Articles, the Class A Common Stock and Class B Common Stock shall vote together as a single class in the election of Directors and with respect to any other matter for which shareholder action or approval is required by these Articles or by the LBCL notwithstanding the provisions of these Articles, even if action or approval of the Class A or Class B Common Stock voting on such matter as a separate class is also required. Whether voting together as a single class or voting by class, as the case may be, the Class A Common Stock shall have one vote per share, and the Class B Common Stock shall have ten votes per share.

         E.      Issuance of Class B Shares.       Shares of Class B Common
Stock shall initially be issued pursuant to the reclassification described in
Article IV(C). Additional shares of Class B Common Stock shall not be issued unless (i) there are simultaneously issued that number of shares of Class A Common Stock as shall be necessary to maintain, immediately following such issuance, the same proportionate equity ownership by the two classes as existed immediately prior to such issuance, or (ii) such shares are issued in connection with a stock split, stock dividend or other reclassification that complies with Article III(H) or the exception thereto, or (iii) holders of the Class A Common Stock, voting as a separate class, and the Class B Common Stock, voting as a separate class, shall have approved such issuance.

         F.      Redemption of Disqualified Holders.

                 (1) Except as may otherwise be expressly provided in these Articles with respect to any series of preferred stock, the Corporation may at any time redeem shares of its capital stock from any Disqualified Holder or Holders to the extent that the ownership thereof (i) would constitute a violation of Section 310 of the Communications Act of 1934, as such Act has been and may be further amended, or any similar or successor federal law or regulation (a "Violation"), or (ii) would prevent the Corporation or any subsidiary from holding or materially delay it or any subsidiary in obtaining any governmental license or franchise necessary to conduct any material portion of the Corporation's Business, or materially increase the





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
Corporation's or any subsidiary's cost of obtaining or operating under any such license or franchise (a "Prevention").

                 (2) The terms and conditions of any such redemption shall be as follows:

                          (i)     The number of shares to be redeemed shall be
(a) the minimum number required, in the opinion of the Board of Directors, to remove the Violation or Prevention, as the case may be, plus (b) in the discretion of the Board of Directors, any number of additional shares up to 15% of the number calculated pursuant to clause (a).

                          (ii)    The redemption price shall be the Fair Market
Value of the Redeemed Shares;

                          (iii)   The redemption price shall be paid in cash,
Redemption Securities, or any combination thereof, as determined by the Board of Directors;

                          (iv)    The shares to be redeemed shall be selected
in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot, or selection in any other manner determined by the Board of Directors;

                          (v)     at least 20 days' written notice of the
Redemption Date shall be given to the record holders of the shares selected to be redeemed; provided, however, that only 10 days' written notice of the Redemption Date shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them on and after the Redemption Date upon surrender of the stock certificates for their shares to be redeemed; and

                          (vi)    from and after the Redemption Date, any and
all rights of whatever nature (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares) with respect to the shares selected for redemption shall cease and terminate and such Disqualified Holders thenceforth shall be entitled only to receive the cash or Redemption Securities payable upon redemption.

         The Board of Directors may impose other terms and conditions not inconsistent with the foregoing.

                 (3)      For purposes of this Article III(F):





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                          (i)     "Business" means the wireless communications
business including (but without limitation) cellular, paging and personal communications service. The foregoing description does not limit the generality of Article II.

                          (ii)    "Disqualified Holder" shall mean any holder
of capital stock of the Corporation whose holding of such stock, either individually or when taken together with the holding of capital stock of the Corporation by any other holder or holders would, in the opinion of the Board of Directors, be a Violation or a Prevention.

                          (iii)   "Fair Market Value" of a share of the
Corporation's stock of any class or series shall mean the average of the closing prices for such a share on its principal trading market for each of the ten trading days ending on the day preceding the day on which notice of redemption shall be given; provided, however, that if shares of stock of such class or series are not traded on any securities exchange registered under the Securities Exchange Act of 1934 and are not quoted in the Nasdaq National Market, "Fair Market Value" shall be the fair market value as of such day as determined by the Board of Directors in good faith. Notwithstanding the foregoing, shares of Class B Common Stock shall be deemed to have the same "Fair Market Value" as an equivalent number of shares of Class A Common Stock.

                          (iv)    "Redemption Date" shall mean the date fixed
by the Board of Directors for the redemption of shares pursuant to this Article III(F).

                          (v)     "Redemption Securities" shall mean any debt
or equity securities of the Corporation, any of its subsidiaries or affiliates or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given, at least equal to the redemption price required to be paid.

                 (4) The Corporation may assign in whole or in part its redemption rights under this Article III(F) to any third party, in whose hands such rights shall become an option to purchase the shares on the same terms and conditions as the Corporation's right of redemption.

                 (5) Notices of redemption shall be deemed to have been given at the time deposited in the United States mail, certified or registered with return receipt requested, properly addressed and postage prepaid. Time periods that run from such notices shall commence on the first day after notice is given.





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         G.      Restoration.  Shares of Class A or Class B Common Stock that have converted into the other Class shall be restored to authorized but unissued shares.

         H. Reclassifications. No split, reverse split, stock dividend or other reclassification of the Class A Common Stock shall be effected unless a simultaneous and equivalent split, reverse split, stock dividend, or other reclassification of the Class B Common Stock is effected, and vice versa, except in either case for a stock split, reverse stock split and/or stock dividend that is effected in accordance with Section 7 of the Agreement and Plan of Reorganization dated as of September 19, 1996 (the "Plan"), among the Corporation and other corporate parties, for the purpose of maintaining, immediately following any issuance of additional shares of Class B Common Stock pursuant to the adjustment provisions of Section 7 of the Plan, the same proportionate equity ownership by the Class A Common Stock and Class B Common Stock as existed immediately prior to such issuance of additional shares of Class B Common Stock.

         I. Dividends. No stock dividend on the Common Stock may be paid in any shares other than shares of the class to which the stock dividend pertains. Subject to the preceding sentence, any dividends declared, whether in cash, shares or other property, shall be paid equally to the holders of Class A Common Stock and Class B Common Stock, on a share-for-share basis, and in the same property.

         J. No Preemptive Rights. Shareholders shall not have any preemptive rights.


                                   ARTICLE IV
                                 CAPITAL STOCK:
                    CLASS B COMMON STOCK SPECIAL PROVISIONS

         A. Qualified Holders. Class B Common Stock may be held only by the following holders (each of which is a "Qualified Holder"):

                 (i)      Persons and entities who receive Class B Common Stock
(a) in connection with the reclassification referred to in Article IV(C), or
(b) as a distribution from any such entity which received Class B Common Stock in connection with the reclassification referred to in Article IV(C) (each such person or entity is hereinafter referred to as a "Founder"),

                 (ii) Any natural person who is a descendent (including by adoption) of a Founder;

                 (iii) Any trustee or other fiduciary, but only if and so long as the sole beneficial owners of the shares are one or more Qualified Holders;





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                 (iv)     Any corporation that is not a Founder, if the entire
capital stock thereof is owned by any one or more Qualified Holders; and

                 (v) Any partnership or limited liability company that is not a Founder, whose sole partners or owners are one or more Qualified Holders.

                 (vi) Any person or entity which is designated a Qualified Holder in accordance with the following paragraph.

                 If a Qualified Holder ceases to be such (as would, for example, a corporation that is not a Founder some of whose stock is transferred by a Qualified Holder to a non-Qualified Holder) then the shares of Class B Common Stock owned by the former Qualified Holder shall be offered to the remaining Qualified Holders and the Corporation according to the procedures of Article IV(B), except that the "option period" described therein shall not terminate until forty-five days after written notice of the cessation has been given by the former Qualified Holder or any other Qualified Holder to the Corporation and further except that the "market value per share" shall be the lesser of that existing at the time of the cessation or that existing at the time of such written notice. Any such shares not purchased by the remaining Qualified Holders or the Corporation shall be automatically converted into Class A Common Stock on a share-for-share basis and such converted shares shall be subject to the limitations of Article IV(B)(7). Notwithstanding the foregoing, such unpurchased shares shall not be converted into Class A Common Stock if, within 30 days after the end of the Option Period, the holder is designated a "Qualified Holder" by holders of a majority of the Class B Common Stock then outstanding, in which event the unpurchased shares shall remain Class B Common Stock and shall continue to be subject to Article IV. A Qualified Holder who is a natural person does not cease to be a Qualified Holder by reason of such person's death, but the transfer of such deceased person's Class B Common Stock is subject to the restrictions of Article IV(B).

         B.      Transfer Restrictions.

                 (1) No sale, assignment, exchange, transfer, donation, or other disposition of Class B Common Stock shall be made except (a) to a Qualified Holder or Holders, (b) pursuant to any merger, consolidation, share exchange, or disposition of all or substantially all of the Corporation's assets that is approved in the manner provided in Article X(A), or (c) in accordance with the offer and conversion procedures of this Article IV(B). Any transfer in violation of the preceding sentence shall be void and the Corporation shall be under no obligation to transfer such shares on its books, pay dividends to the transferee, or otherwise regard the transferee thereof as a shareholder.

                 (2) If any shareholder ("Offering Holder") desires to sell, assign, exchange, transfer, donate, or otherwise dispose of shares of Class B Common Stock otherwise than to a





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Qualified Holder or Holders ("Offered Shares"), he shall first give written notice thereof (the "Offer Notice") to the Corporation by overnight or hand delivery and by registered mail, return receipt requested, in each case sent or delivered to its registered office in Louisiana to the attention of its Secretary. The Offer Notice must state the name and street address (which need not be the record address) of the Offering Holder, the number of Offered Shares, a description of the proposed sale, assignment, exchange, transfer, donation or other disposition thereof, and the Offering Holder's calculation of the "market value per share" (defined below) as of the day immediately preceding the date on which the Offer Notice is given (the "Strike Price"). Upon receipt of such notice, the Corporation shall promptly send a copy to all other Qualified Holders of Class B Common Stock. For the "Option Period" specified below, such other Qualified Holders ("Optionees") shall have the option to purchase all or any portion of the Offered Shares from the Offering Holder at the "Option Price", which, for each Optionee, shall mean the market value per share as of the day prior to the date on which such Optionee gives the notice of acceptance referred to below. Each Optionee may exercise the option by giving during the Option Period a notice of acceptance (the "Acceptance Notice") that includes the name of the Optionee, the Optionee's street address (which need not be the record address), the number of Offered Shares which the Optionee desires to purchase (which number is subject to allocation as described below), and the Optionee's calculation of the "Option Price" that is applicable to such Optionee. The Strike Price calculated by the Offering Holder and the Option Price calculated by the Optionee shall be subject to verification by the other of them. The Acceptance Notice shall be given to the Corporation in the same manner as the Offer Notice is required to be given and shall be given in the same manner to the Offering Holder at such Holder's address as set forth in the Offer Notice. If the total number of shares subscribed for by the Optionees in their Acceptance Notices exceeds the number of Offered Shares, the excess shall be allocated among the Optionees in proportion to their respective subscriptions. If the total number of shares subscribed for by the Optionees is less than the number of Offered Shares, then for five days following the Option Period (the "Extended Option Period") the Corporation (which for this purpose shall be considered an Optionee) shall have the option to purchase all or any portion of the unpurchased shares at the "Option Price" applicable to it. The Option Period begins on the date on which the Offering Holder gives notice to the Corporation, and its duration depends on the "Offer Magnitude", which means the product of (a) the Strike Price, times (b) the number of shares being offered by the Offering Holder plus the number of shares, if any, offered by the Offering Holder during the 3-month period that immediately precedes the Option Period (which number shall be appropriately adjusted to reflect any subsequent stock splits or stock dividends), in each case including shares as to which the offer may have been or may subsequently be withdrawn as aforesaid. The Option Period shall be (i) 10 days if the Offer Magnitude is less than $100,000; (ii) 20 days if the Offer Magnitude is at least $100,000 but less than $250,000; and (iii) 30 days if the Offer Magnitude is $250,000 or more.

                 (3) For purposes of this Article IV(B), the "market value per share" shall mean the average of the closing prices of one share of Class A Common Stock on its principal trading





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market for each of the ten trading days ending on the day as of which market value per share is to be determined or, if shares of Class A Common Stock are not then traded in any public market, then "market value per share" shall be the book value per share of Common Stock as of the month-end immediately preceding the day as of which market value per share is to be determined, as calculated and reported by the Corporation's independent accountants.

                 (4) The closing ("Option Closing") of each purchase pursuant to an option in accordance with Article IV(B) shall occur at the Corporation's registered office in Louisiana, at 1:00 p.m. on the third business day following the last day of the Option Period (or, if there is an Extended Option Period, the last day thereof), except that if the Corporation is the purchaser the closing of its purchase shall be at such place and time on the 10th day following its exercise of the option (or if such 10th day is not a business day, then on the first business day thereafter). The purchase price shall be paid at the Option Closing in cash, by wire transfer of funds or official bank check, unless the Offering Holder and the Optionee shall otherwise agree. Notwithstanding the foregoing, if the Strike Price exceeds by more than 5% the Option Price of an Optionee, the Offering Holder may by a notice of withdrawal (the "Withdrawal Notice") withdraw from its offer the shares allocated or to be allocated to such Optionee unless such Optionee (or any other Optionee) agrees by the time of the Option Closing that the Option Price of such Optionee shall be increased to the Strike Price. The Withdrawal Notice must be given by the earlier of (i) the third business day following the date on which the Acceptance Notice is given or (ii) the time of the Option Closing. Shares so withdrawn shall be considered Offered Shares until withdrawn, but no reallocation of the Offered Shares among Optionees shall occur by reason of such withdrawal except to the extent that other Optionees agree to purchase at the Strike Price the shares otherwise withdrawn.

                 (5) Any of the Offered Shares not purchased by the Optionees or by the Corporation (other than any withdrawn by a Withdrawal Notice or not purchased due to any title defect or fault of or attributable to the holder) may be converted by the holder to Class A Common Stock, and such holder may for a period of 90 days (180 days if the Offer Notice states that the shares are to be sold in the public market and they are indeed so sold) following the expiration of the Extended Option Period sell, assign, exchange, transfer, donate or otherwise dispose of such converted shares (but not the shares of Class B Common Stock) in the public market (subject to Article IV(B)(7)) or otherwise, but if disposed of otherwise than in the public market then the price may not exceed the Strike Price except that if a proposed transaction is described in the Offer Notice and involves a consideration (which may be based on a formula involving market prices) that is described with specificity therein, then such transaction may be consummated for such consideration even if it exceeds the Strike Price. Any of such converted shares that have not been sold, assigned, exchanged, transferred, donated or otherwise disposed of as permitted by Article IV(B) shall, at the expiration of the 90-day (or 180-day, as the case may be) period referred to above, automatically reconvert, on a share-for-share basis, into shares of Class B Common Stock.





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                 (6)      This Article IV(B) shall not apply to any bona fide
pledge or hypothecation of shares to secure an obligation of the holder. If such a holder subsequently defaults on such obligation, the creditor, before enforcing any of its rights with respect to such shares, shall follow the same procedure as the holder would have been required to follow to sell the shares and shall be permitted to sell the shares only as and to the same extent the shareholder would be permitted to do so under this Article IV(B).

                 (7) Shares of Class A Common Stock that are issued upon conversion of Class B Common Stock by a holder thereof pursuant to this Article IV may not be sold by such holder in the public market if such sale would cause the number of such shares that have been sold in the public market by such holder and such holder's affiliates (and any other holder(s) acting in concert with them) during the three-month period ending on the date of such sale to exceed one percent of the total number of shares of Class A Common Stock outstanding on such date, unless holders of at least a majority of the Class B Common Stock have consented to such sale or such sale is pursuant to a public offering on a firm underwriting basis. In making this calculation, appropriate adjustments shall be made for all stock splits and stock dividends.

         C. Reclassification. The shares (including fractional shares) of the Corporation's common stock, par value $50.00 per share ("Old Common Stock"), outstanding on the effective date of these Amended and Restated Articles of Incorporation are reclassified on such effective date into shares of Class B Common Stock at the rate of 16,643.034544 (sixteen thousand six hundred forty-three and 34,544 one-hundred-thousandths) shares of Class B Common Stock for each full share of Old Common Stock and a proportionate number of shares of Class B Common Stock for each fractional share of Old Common Stock. Following such reclassification the Corporation shall not issue fractional shares and any fraction of a share of Class B Common Stock to which a holder of Old Common Stock would otherwise have been entitled shall be cancelled without payment to such holder.

         D. Certificate Legend. Each certificate representing shares of Common Stock that are subject to Article IV shall bear a legend making reference to Article IV.


                                   ARTICLE V
                                   DIRECTORS

         A. Number. The number of Directors constituting the full Board of Directors shall be the greater of (a) three; (b) the number set forth in the By-Laws of the Corporation from time to time (but no decrease in such number shall shorten the term of an incumbent director); and (c) the number that is two times the sum of (i) one, plus (ii) the number of Directors which preferred stock is entitled to elect ("Preferred Directors").





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         B.      Quorum.  A quorum of Directors shall consist of a majority of the number of Directors constituting the full Board of Directors.

         C. Proxies. Any Director who is absent from a meeting of the board or any committee thereof may be represented by any other Director, who may cast the vote of the absent director according to the written instructions, general or special, of the absent Director.

         D. Classification. The Board of Directors shall be divided, with respect to the time during which they shall hold office, into three classes as nearly equal in number as possible, with the initial term of office of the Class I directors expiring at the annual meeting of shareholders to be held in 1998, of the Class II directors expiring at the next succeeding annual meeting of shareholders, and of the Class III directors expiring at the second succeeding annual meeting, with all such directors to hold office until their successors are elected and qualified. Any increase or decrease in the number of directors shall be apportioned by the Board of Directors so that all classes of directors shall be as nearly equal as possible. At each annual meeting of shareholders, directors chosen to succeed those whose terms then expire shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors are duly elected and qualified.

         E. Vacancies. Any vacancy on the Board of Directors (including any vacancy resulting from an increase in the authorized number of Directors, from the removal of a Director or from a failure of the shareholders to elect the full number of authorized Directors) may be filled as follows: if the vacant position is that of a Preferred Director, the vacancy may be filled as provided elsewhere in these Articles or, if not so provided, then by vote of a majority of the remaining Preferred Directors even though not constituting a quorum of the full Board of Directors. If the vacant position is other than that of a Preferred Director, the vacancy may be filled by vote of a majority of the remaining Directors even if not constituting a quorum of the full Board of Directors, or, if such remaining Directors have not theretofore acted, by the holders of Common Stock.

         F. Removal. A Director may be removed at any time, with or without cause, but only by the vote of a majority of the shares that would be entitled to elect the successor to the removed director.

                                   ARTICLE VI
                    LIMITATION OF LIABILITY; INDEMNIFICATION

         A. Limitation of Liability. No director or officer of the Corporation shall be liable to the Corporation or to its shareholders for monetary damages for breach of his or her fiduciary duty as a director or officer, provided that the foregoing provision shall not eliminate or limit the liability of a director of officer for (1) any breach of the director's or officer's duty of loyalty to





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
the Corporation or its shareholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful distributions of the Corporation's assets to, or redemption or repurchase of the Corporation's shares from, shareholders of the Corporation, under and to the extent provided in LBCL Section 92(D); or (4) any transaction from which the director or officer derived an improper personal benefit.

         B.      Authorization of Further Actions.  The Board of Directors may
(1) cause the Corporation to enter into contracts with its directors and officers providing for the limitation of liability set forth in this Article to the full extent permitted by law, (2) adopt By-Laws or resolutions, or cause the Corporation to enter into contracts, providing for indemnification of directors and officers and other persons (including, without limitation, directors and officers of the Corporation's direct and indirect subsidiaries) to the full extent permitted by law, and (3) cause the Corporation to exercise the powers set forth in LBCL Section 83(F), notwithstanding that some or all of the members of the Board of Directors acting with respect to the foregoing may be parties to such contracts or beneficiaries of such By-Laws or resolutions or the exercise of such powers.

         C. Subsidiaries. The Board of Directors may cause the Corporation to approve for its direct and indirect subsidiaries limitation of liability and indemnification provisions comparable to the foregoing, notwithstanding that some or all of the directors of the Corporation are also directors or officers of such subsidiaries.

         D. Amendment of Article VI. Any amendment or repeal of this Article shall not adversely affect any elimination or limitation of liability or any right to indemnification under this Article with respect to any action or inaction occurring prior to the time of such amendment or repeal.

                                  ARTICLE VII
                            MEETINGS OF SHAREHOLDERS

         A. Special Meetings. Special meetings of shareholders, for any purpose or purposes, may be called in any manner set forth in the By-Laws. In addition, at any time, upon the written request of any shareholder or group of shareholders holding in the aggregate at least (i) 60% of the total voting power of any series or class, the Secretary of the Corporation shall call a special meeting of shareholders of such series or class, or (ii) 60% of the total voting power of the Corporation, the Secretary of the Corporation shall call a special meeting of all shareholders of the Corporation. Any such special meeting shall be held at the registered office of the Corporation at such time as the Secretary may fix, not less than 15 nor more than 60 days after the receipt of said request, and if the Secretary shall neglect or refuse to fix such time or to give notice of the meeting, the shareholder or shareholders making the request may do so. Such requests must state the specific purpose or purposes of the proposed special meeting, and the





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
business to be conducted thereat shall be limited to such purpose or purposes. Except as set forth in this Article VII, shareholders of the Corporation shall not have the right to call or have called special meetings of the shareholders.

         B. Written Consents. Whenever by any provision of law, these Articles, or the Corporation's By-Laws, the affirmative vote of holders of Class A Common Stock and Class B Common Stock, voting together as a single class, is required to authorize or constitute corporate action, the consent in writing to such corporate action signed by holders holding that proportion of the total votes of the Class A Common Stock and Class B Common Stock on the question which is required by these Articles or by law, whichever requirement is higher, shall be sufficient, without necessity for a meeting of holders of the Class A Common Stock and Class B Common Stock. Whenever by any provision of law, these Articles, or the Corporation's By-Laws, the affirmative vote of holders of Class B Common Stock, voting as a separate class, is required to authorize or constitute corporate action, the consent in writing to such corporate action signed by holders holding that proportion of the total votes of the Class B Common Stock on the question which is required by these Articles or by law, whichever requirement is higher, shall be sufficient, without necessity for a meeting of holders of the Class B Common Stock.

         C. Quorum. A majority of the total votes of any class of Common Stock or any series of preferred stock shall constitute a quorum with respect to any matter requiring a vote of such class or series. A majority of the total votes of any classes and/or series entitled to vote together as if a single class shall constitute a quorum with respect to any matter requiring a vote of any such classes and/or series voting as if a single class.

                                  ARTICLE VIII
                                   REVERSION

         Cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, that are not claimed by the shareholders entitled thereto within one year after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the Corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within such time, shall, at the expiration of such time, revert in full ownership to the Corporation, and the Corporation's obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease; provided, however, that the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (1) payment of the amount of any cash or property dividend or redemption price or
(2) issuance of any shares, ownership of which has reverted to the Corporation pursuant to this Article, to the person or entity who or which would be entitled thereto had such reversion not occurred.





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
                                   ARTICLE IX
                                    BY-LAWS

         A. Adoption, Amendment and Repeal. By-Laws of the Corporation may be adopted, amended or repealed by the Board of Directors, subject to any power granted by the LBCL to shareholders to change or repeal any By-Laws so adopted or amended, which power (if granted by the LBCL) may only be exercised at any annual or special meeting of shareholders, the notice of which expressly states that the proposed change or repeal is to be considered at the meeting.

         B. New Matters. Any purported amendment to the By-Laws which would add thereto a matter not covered in the By-Laws prior to such purported amendment shall be deemed to constitute the adoption of a By-Law provision and not an amendment to the By-Laws.

                                   ARTICLE X
                 VOTE ON CERTAIN TRANSACTIONS AND AMENDMENTS TO
                           ARTICLES OF INCORPORATION

         A. Vote Required for Shareholder Action. If the Board of Directors has in advance approved and/or recommended any proposal presented to the shareholders, including but not limited to a proposal to approve a merger, consolidation, share exchange, disposition of all or substantially all of the Corporation's assets, dissolution or any amendment to these Articles of Incorporation, by the affirmative vote of three-fourths of the number of Directors constituting the full Board of Directors, then, in addition to any other vote required by these Articles or by the LBCL notwithstanding the provisions of these Articles, the affirmative vote of holders of at least a majority of the voting power present, with all classes and series voting together as if a single class, shall be required to approve such proposal. Otherwise, the affirmative vote of holders of at least 66 2/3% of the total voting power, with all classes and series voting together as if a single class, shall be required to constitute shareholder approval of such proposal, in addition to any other vote required by these Articles or by the LBCL notwithstanding the provisions of these Articles. If a special vote of any class or series of shares is required under Section 31(C) of the LBCL (or any successor provisions) to amend the Articles of Incorporation, the requisite vote shall be the affirmative vote of holders of at least a majority of the voting power present of such class or series.

         B. Business Combinations and Control Share Acquisitions. The provisions of LBCL Sections 132 through 134 (as the same may hereafter be amended) shall not apply to the Corporation . [NOTE: SPECIAL VOTE REQUIRED TO ADOPT THIS PROVISION -- SEE 134E(1)(B).] The provisions of LBCL Sections 135 through 140.2 (as the same may hereafter be amended) shall not apply to control share acquisitions of shares of the Corporation.





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